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WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES                                                                      Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                                                        Six Months Ended
                                                    Years Ended December 31,                                June 30,
                                -----------------------------------------------------------------   -------------------------
                                   2000         1999          1998         1997          1996          2001          2000
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------
Fixed Charges:
        Interest cost              124,296      129,282       145,579      136,929       103,338         57,314       61,601
        One-third rent
               expense               8,868        8,076         8,075        7,535         6,906          4,683        4,351
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------

Total Fixed Charges                133,164      137,358       153,654      144,464       110,244         61,997       65,952
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------


Add (Deduct):
        Earnings before
              income taxes         514,387      413,275       132,783      111,263       306,086        193,537      267,933
        Interest capitalized        (5,163)      (3,998)      (13,589)     (19,939)      (10,534)        (7,319)      (2,184)
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------


Earnings for
        Fixed Charges              642,388      546,635       272,848      235,788       405,796        248,215      331,701
                                ===========  ===========   ===========  ===========   ===========   ============  ===========


Ratio of Earnings to
        Fixed Charges                 4.82         3.98          1.78         1.63          3.68           4.00         5.03
                                ===========  ===========   ===========  ===========   ===========   ============  ===========
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